Exhibit 99.1

APPTECH CORP. CONVERTS OR CURES DEFAULT ON VAST MAJORITY OF OUTSTANDING DEBT

CARLSBAD, Calif., October 4, 2021 – AppTech Corp. (“AppTech”) (OTC: APCX) a fintech company, announced today that the Company converted or cured the default on vast majority of its previously defaulted debt. To aid in its endeavor of listing on a national exchange to further enhance its financial stability, AppTech negotiated with debt holders to restructure their debt. The negotiations were well received by the debt holders permitting the Company to significantly improve its financial position.

The debt holders were given the opportunity to either convert AppTech’s outstanding debt into shares of common stock at a slight discount from fair market value or forbear all payments and interest for a period of one year in exchange for a one-time equity bonus. To date, through these actions, AppTech removed the default on over $3M in debt. This includes more than $1M being converted. AppTech will continue seeking to improve its financial condition as it progresses towards its goals of an effective public offering, listing to a national exchange and launching its comprehensive financial services platform.

About AppTech (OTC: APCX)

AppTech Corp. (OTC: APCX) is a financial technology company utilizing innovative payment processing and digital banking technologies to complement our core merchant services capabilities. Our patented and proprietary software will provide progressive and adaptable products that are available through a suite of synergistic offerings directly to merchants, banking institutions and business enterprises. For more information about our company, please visit www.apptechcorp.com.

Forward Looking Statements

This press release contains forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “intend”, “may”, “plan”, “project”, “predict”, “should” and “‘will” and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These forward-looking statements involve risks and uncertainties concerning the Company. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contacts

AppTech Corp. Investor Relations

ir@apptechcorp.com
(760) 707-5955

James S. Painter III
Emerging Markets Consulting, LLC
jamespainter@emergingmarketsllc.com